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                                                                       Exhibit 1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Agrium, Inc.:


We consent to the incorporation by reference in the Registration Statement (No. 333-11254) on Form S-8 of Agrium, Inc. of our report dated May 30, 2003 relating to the statements of net assets available for plan benefits of the Agrium U.S., Inc. 401(k) Retirement Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002 and the related supplemental schedule of assets (held for investment purposes) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Agrium U.S., Inc. 401(k) Retirement Savings Plan.





                                    KPMG LLP




Denver, Colorado
June 30, 2003